Exhibit 99.2
NEUSTAR, INC. Supplemental Information Earnings Report April 28, 2010

Statement of Operations by Segments 2 Carrier Services: Numbering Services - We operate and maintain authoritative databases for telephone number resources utilized by our carrier customers and manage the telephone number lifecycle. The services utilizing these databases include our contracts to provide NPAC Services in the United States and Canada, International LNP Services (Taiwan and Brazil), Number Administration and Statements of Work (SOW) related to NPAC Services. Order Management Services - Our Order Management Services (OMS) permit carrier customers, through a single interface, to exchange essential operating data with multiple carriers in order to provision services. IP Services - We provide scalable IP services to carriers which allow them to manage access for the routing of IP communications. Enterprise Services: Internet Infrastructure Services - We provide a suite of domain name systems (DNS) services to our enterprise customers built on a global directory platform. These services include Ultra Services and Webmetrics Performance Management. Registry Services - We operate the authoritative registries for certain Internet domain names and operate the authoritative U.S. Common Short Code (CSC) registry on behalf of wireless carriers in the United States. These services include the registry services for .biz, .us, .tel and .travel domain names, as well as the registry for U.S. Common Short Codes. Note: Segment contribution excludes certain unallocated costs within the following expense classifications: cost of revenue, sales and marketing, research and development, and general and administrative. In addition, depreciation and amortization and restructuring charges are excluded from segment contribution. Such unallocated costs totaled $43.8 million and $56.9 million for the quarters ended March 31, 2009 and 2010, respectively. Segment contribution for full-year 2008 also excludes the charges for impairment of goodwill and impairment of long-lived assets.

Key Performance Metrics by Revenue Categories 3

Expense by Cost by Quarter and as a Percentage of Revenue 4

Expense Details Other Details and Headcount 5

Reconciliation of Segment Contribution 6 RECONCILIATION OF NON-GAAP FINANCIAL MEASURE Neustar reports its results in accordance with U.S. generally accepted accounting principles (GAAP). During the presentation, Neustar is also providing certain non-GAAP financial measures. Neustar cautions investors that the non-GAAP financial measures presented are intended to supplement Neustar's GAAP results and are not a substitute for such results. Additionally, the non-GAAP financial measures used by Neustar may differ from the non-GAAP financial measures used by other companies.